ION reports second quarter 2015 results
Adjusted results impacted by the continued slowdown in exploration spending

HOUSTON – August 5, 2015 – ION Geophysical Corporation (NYSE: IO) today reported second quarter 2015 net income of $56.1 million, or $0.34 per diluted share. The second quarter results were positively impacted by special items totaling $100.8 million, or $0.61 per diluted share, primarily related to an additional partial reversal of a litigation reserve. Excluding special items, the Company’s second quarter adjusted net loss was $44.7 million, or $(0.27) per share, on revenues of $36.8 million, compared to an adjusted net loss of $5.0 million, or $(0.03) per share, on revenues of $121.5 million in second quarter 2014. A reconciliation of special items to 2015 and 2014 can be found in the financial tables of this press release.
At June 30, 2015, the Company’s cash and cash equivalents were $117.1 million. The Company consumed cash before financing activities of $53.0 million during the first half 2015 and generated cash before financing activities of $50.8 million in the prior year period. First half 2015 Adjusted EBITDA was $(67.5) million, compared to $70.0 million in first half 2014. A reconciliation of Adjusted EBITDA can be found in the financial tables of this press release.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “In our first quarter call, we indicated that we expected our second quarter results to be similar to the first quarter, but expected an increase to our revenues in second half of the year. Our second quarter results and outlook for the remainder of the year are playing out as we originally anticipated.
“In early July, we began acquisition on the first phase of MexicoSPANTM. This industry funded program encompasses more than 22,000 km of deep-imaged two-dimensional (2D) seismic data. Combined with our existing data libraries, MexicoSPAN will deliver the industry’s only complete, basin-wide regional view of the Gulf of Mexico. While this program will positively impact our second half results, we still anticipate that exploration spending in the second half of 2015 and into 2016 will be far below 2013-2014 levels. We now expect our full year investment into our data library to be in the range of $50 to $60 million in 2015.
“During the quarter we continued to implement cost cutting initiatives, further reducing our full time employee headcount. Including actions we began taking in December 2014, our restructuring initiatives have reduced our full-time employee base by approximately 25% and yielded an estimated annualized savings of $40 million.
“We have initiated actions within our Ocean Bottom Services business to minimize costs, while maintaining our ocean bottom capabilities. We have cold-stacked the vessels and our crew and have taken other actions which will reduce our OceanGeo cash burn rate to less than $3 million per quarter. We are actively in negotiations on three projects and anticipate the crew going back to work in the fourth quarter or first quarter of next year.
“Earlier this month, we amended our credit facility with PNC bank, who is now the sole lender and agent. The amended credit facility has improved financial covenants and a maximum borrowing capacity of $40 million.

“While not yet complete, we are pleased with the progress and decisions by the U.S. Court of Appeals in our WesternGeco lawsuit. In early July, the Court of Appeals reversed in part the original judgment, holding that the district court erred by including lost profits in their judgment. As a result of this decision, we reduced our legal contingency to $22 million, down from $124 million. WesternGeco has requested a rehearing en banc with the U.S. Court of Appeals and may pursue further appeals, but the reduced judgment, coupled with our amended credit facility, improves our liquidity position and gives us more flexibility in how we invest cash into our businesses.”
SECOND QUARTER 2015
The Company’s segment revenues for the second quarter were as follows (in thousands):

	Three Months Ended June 30,
	2015	2014	% Change
Solutions	$22,350	$62,634	(64)%
Systems	7,674	22,405	(66)%
Software	6,771	10,533	(36)%
Ocean Bottom Services	—	25,908	(100)%
Total	$36,795	$121,480	(70)%
Within the Solutions segment, new venture revenues were $3.6 million, an 86% decrease from second quarter 2014; data library revenues were $7.5 million, a 45% decrease; and data processing revenues were $11.2 million, a 53% decrease. All businesses within the Solutions segment were impacted by the continued slowdown in exploration spending.
The decrease in Systems segment revenues was primarily due to a reduction in marine repair and replacement revenues attributable to reduced activity by seismic contractors as they have taken vessels out of service.
Software segment revenues were down compared to record second quarter revenues in 2014, primarily due to lower Orca® licensing revenues and the effects of foreign currency translation. While Software segment revenues were down 36% year over year, the segment generated positive gross and operating margins of 62% and 31%, respectively, during the quarter.
The Company’s Ocean Bottom Services segment was impacted by OceanGeo’s crew being idle, resulting in a lack of revenue generation in second quarter 2015.
Consolidated gross margins were (28)% compared to 31% in second quarter 2014, and operating margins were (111)% compared to 3% in the prior year quarter. The decreases in gross and operating margins were driven by the significant decline in revenues within the Solutions and Systems segments and, to a lesser extent, the Software segment, and from a lack of revenues generated in the Company’s Ocean Bottom Services segment.
YEAR-TO-DATE 2015
The Company’s segment revenues for the first half of the year were as follows (in thousands):

	Six Months Ended June 30,
	2015	2014	% Change
Solutions	$41,349	$151,875	(73)%
Systems	20,443	47,253	(57)%
Software	15,581	20,572	(24)%
Ocean Bottom Services	—	46,478	—
Total	$77,373	$266,178	(71)%
Within the Solutions segment, new venture revenues were $8.7 million, an 85% decrease from the first half 2014; data library revenues were $9.6 million, a 64% decrease; and data processing revenues were $23.0 million, a 66% decrease. The decrease in new venture and data library revenues was due to the continued softness in exploration spending. A portion of the year-over-year decline in data processing revenues was due to $15.0 million of revenues recognized in the first quarter 2014, for work performed in 2013, that did not recur in the first half 2015.
The decrease in Systems segment revenues was primarily due to a reduction in marine repair and replacement revenues attributable to reduced activity by seismic contractors as they have taken vessels out of service.
Software segment revenues were down compared to record first half revenues in 2014, primarily due to lower Orca licensing revenues and the effects of foreign currency translation. While Software segment revenues were down 24% year over year, the segment generated positive gross and operating margins of 63% and 35%, respectively, during the first half 2015.
As previously stated, the Company’s Ocean Bottom Services segment was impacted by OceanGeo’s crew being idle, resulting in a lack of revenue generation in first half 2015.
Consolidated gross margins were (34)% compared to 36% in first half 2014, and operating margins were (113)% compared to 9% in the prior year period. The decreases in gross and operating margins were driven by the significant decline in revenues within the Solutions and Systems segments and, to a lesser extent, the Software segment, and from a lack of revenues generated in the Company’s Ocean Bottom Services segment.
For the first half of 2015, the Company reported net income of $0.8 million, or $0.00 per diluted share, compared to net income of $77.2 million, or $0.47 per diluted share, in the first half 2014. Both periods included special items related to the reductions in accrual for the WesternGeco legal matter, in addition to restructuring and other special items. Excluding these special items, in the first half 2015, the Company reported an adjusted net loss of $96.2 million, or $(0.58) per share, compared to an adjusted net income of $1.4 million, or $0.01 per diluted share, in the prior year period.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 6, 2015, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 20, 2015. To access the replay, dial (877) 660-6853 and use pass code 13612621#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2015.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Service revenues	$23,323	$89,767	$43,403	$200,463
Product revenues	13,472	31,713	33,970	65,715
Total net revenues	36,795	121,480	77,373	266,178
Cost of services	38,817	68,341	84,351	140,412
Cost of products	8,113	14,911	18,945	30,684
Gross profit (loss)	(10,135)	38,228	(25,923)	95,082
Operating expenses:
Research, development and engineering	7,239	10,305	14,959	19,344
Marketing and sales	8,638	9,917	16,471	19,130
General, administrative and other operating expenses	14,677	14,221	30,025	33,152
Total operating expenses	30,554	34,443	61,455	71,626
Income (loss) from operations	(40,689)	3,785	(87,378)	23,456
Interest expense, net	(4,607)	(4,934)	(9,232)	(9,731)
Equity in losses of investments	—	(1,781)	—	(3,469)
Other income, net	101,600	6,066	98,381	74,592
Income before income taxes	56,304	3,136	1,771	84,848
Income tax expense	532	653	1,515	5,916
Net income	55,772	2,483	256	78,932
Net (income) loss attributable to noncontrolling interests	297	(1,295)	549	(1,765)
Net income attributable to ION	$56,069	$1,188	$805	$77,167
Net income per share:
Basic	$0.34	$0.01	$0.00	$0.47
Diluted	$0.34	$0.01	$0.00	$0.47
Weighted average number of common shares outstanding:
Basic	164,693	164,063	164,630	163,956
Diluted	164,712	164,423	164,651	164,243

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$117,060	$173,608
Accounts receivable, net	26,477	114,325
Unbilled receivables	13,381	22,599
Inventories	35,947	51,162
Prepaid expenses and other current assets	13,333	13,662
Total current assets	206,198	375,356
Deferred income tax asset	8,430	8,604
Property, plant, equipment and seismic rental equipment, net	83,489	69,840
Multi-client data library, net	127,758	118,669
Goodwill	27,679	27,388
Intangible assets, net	5,811	6,788
Other assets	9,845	10,612
Total assets	$469,210	$617,257
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$7,213	$7,649
Accounts payable	25,338	36,863
Accrued expenses	43,059	65,264
Accrued multi-client data library royalties	18,524	35,219
Deferred revenue	10,672	8,262
Total current liabilities	104,806	153,257
Long-term debt, net of current maturities	180,955	182,945
Other long-term liabilities	42,278	143,804
Total liabilities	328,039	480,006
Redeemable noncontrolling interest	1,080	1,539
Equity:
Common stock	1,647	1,645
Additional paid-in capital	890,811	887,749
Accumulated deficit	(733,604)	(734,409)
Accumulated other comprehensive loss	(12,199)	(12,807)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	140,090	135,613
Noncontrolling interest	1	99
Total equity	140,091	135,712
Total liabilities and equity	$469,210	$617,257

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$256	$78,932
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization (other than multi-client data library)	13,015	13,785
Amortization of multi-client data library	10,440	34,257
Stock-based compensation expense	3,047	5,033
Reductions of accrual for loss contingency related to legal proceedings	(101,978)	(69,557)
Equity in losses of investments	—	3,469
Gain on sale of Source product line	—	(6,522)
Deferred income taxes	(24)	(5,612)
Change in operating assets and liabilities:
Accounts receivable	87,796	73,254
Unbilled receivables	9,198	(14,236)
Inventories	(739)	(3,197)
Accounts payable, accrued expenses and accrued royalties	(40,649)	(30,807)
Deferred revenue	2,405	(4,988)
Other assets and liabilities	(5,262)	2,927
Net cash (used in) provided by operating activities	(22,495)	76,738
Cash flows from investing activities:
Cash invested in multi-client data library	(13,598)	(34,317)
Purchase of property, plant, equipment and seismic rental assets	(17,213)	(4,543)
Repayment of advance to INOVA Geophysical	—	1,000
Net investment in and advances to OceanGeo B.V. prior to its consolidation	—	(3,074)
Net proceeds from sale of Source product line	—	14,394
Other investing activities	257	605
Net cash used in investing activities	(30,554)	(25,935)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	15,000
Payments under revolving line of credit	—	(50,000)
Payments on notes payable and long-term debt	(3,560)	(5,595)
Other financing activities	22	(339)
Net cash used in financing activities	(3,538)	(40,934)
Effect of change in foreign currency exchange rates on cash and cash equivalents	39	(146)
Net (decrease) increase in cash and cash equivalents	(56,548)	9,723
Cash and cash equivalents at beginning of period	173,608	148,056
Cash and cash equivalents at end of period	$117,060	$157,779

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenues:
Solutions:
New Venture	$3,636	$25,315	$8,665	$58,053
Data Library	7,509	13,625	9,646	26,842
Total multi-client revenues	11,145	38,940	18,311	84,895
Data Processing	11,205	23,694	23,038	66,980
Total	$22,350	$62,634	$41,349	$151,875
Systems:
Towed Streamer	$2,682	$10,265	$7,847	$22,116
Other	4,992	12,140	12,596	25,137
Total	$7,674	$22,405	$20,443	$47,253
Software:
Software Systems	$5,798	$9,308	$13,527	$18,462
Services	973	1,225	2,054	2,110
Total	$6,771	$10,533	$15,581	$20,572
Ocean Bottom Services	$—	$25,908	$—	$46,478
Total	$36,795	$121,480	$77,373	$266,178
Gross profit (loss):
Solutions	$(7,856)	$12,269	$(18,248)	$45,280
Systems	1,500	9,748	6,059	21,165
Software	4,208	7,805	9,798	15,062
Ocean Bottom Services	(7,987)	8,406	(23,532)	13,575
Total	$(10,135)	$38,228	$(25,923)	$95,082
Gross margin:
Solutions	(35)%	20%	(44)%	30%
Systems	20%	44%	30%	45%
Software	62%	74%	63%	73%
Ocean Bottom Services	—%	32%	—%	29%
Total	(28)%	31%	(34)%	36%
Income (loss) from operations:
Solutions	$(19,756)	$(1,419)	$(41,534)	$17,693
Systems	(2,379)	3,547	(1,365)	6,918
Software	2,095	5,630	5,430	10,758
Ocean Bottom Services	(10,008)	6,494	(27,567)	10,656
Corporate and other	(10,641)	(10,467)	(22,342)	(22,569)
Total	$(40,689)	$3,785	$(87,378)	$23,456
Operating margin:
Solutions	(88)%	(2)%	(100)%	12%
Systems	(31)%	16%	(7)%	15%
Software	31%	53%	35%	52%
Ocean Bottom Services	—%	25%	—%	23%
Corporate and other	(29)%	(9)%	(29)%	(8)%
Total	(111)%	3%	(113)%	9%

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income before interest expense, interest income, income taxes, depreciation and amortization, gain on sale of Source product line, and other similar non-cash charges including, without limitation, equity in losses of investments and the reductions of accrual for loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$55,772	$2,483	$256	$78,932
Interest expense, net	4,607	4,934	9,232	9,731
Income tax expense	532	653	1,515	5,916
Depreciation and amortization expense	11,641	23,812	23,455	48,042
Reductions of accrual for loss contingency related to legal proceedings	(101,978)	—	(101,978)	(69,557)
Equity in losses of investments	—	1,781	—	3,469
Gain on sale of Source product line	—	(6,522)	—	(6,522)
Adjusted EBITDA	$(29,426)	$27,141	$(67,520)	$70,011

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Diluted Earnings (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30, 2015				Three Months Ended June 30, 2014
	As Reported	Special Items		As Adjusted	As Reported	Special Items(3)	As Adjusted
Net revenues	$36,795	$—		$36,795	$121,480	$—	$121,480
Cost of sales	46,930	—		46,930	83,252	—	83,252
Gross profit (loss)	(10,135)	—		(10,135)	38,228	—	38,228
Operating expenses	30,554	(1,324)	(1)	29,230	34,443	—	34,443
Income (loss) from operations	(40,689)	1,324		(39,365)	3,785	—	3,785
Interest expense, net	(4,607)	—		(4,607)	(4,934)	—	(4,934)
Equity in losses of investments	—	—		—	(1,781)	—	(1,781)
Other income (expense), net	101,600	(101,978)	(2)	(378)	6,066	(6,522)	(456)
Income tax expense	532	150		682	653	(357)	296
Net income (loss)	55,772	(100,804)		(45,032)	2,483	(6,165)	(3,682)
Net (income) loss attributable to noncontrolling interest	297	—		297	(1,295)	—	(1,295)
Net income (loss) attributable to ION	$56,069	$(100,804)		$(44,735)	$1,188	$(6,165)	$(4,977)
Net income (loss) per share:
Basic	$0.34			$(0.27)	$0.01		$(0.03)
Diluted	$0.34			$(0.27)	$0.01		$(0.03)
Weighted average number of common shares outstanding:
Basic	164,693			164,693	164,063		164,063
Diluted	164,712			164,693	164,423		164,063

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	As Reported	Special Items(4)	As Adjusted	As Reported	Special Items(5)	As Adjusted
Net revenues	$77,373	$—	$77,373	$266,178	$—	$266,178
Cost of sales	103,296	(1,813)	101,483	171,096	—	171,096
Gross profit (loss)	(25,923)	1,813	(24,110)	95,082	—	95,082
Operating expenses	61,455	(1,522)	59,933	71,626	—	71,626
Income (loss) from operations	(87,378)	3,335	(84,043)	23,456	—	23,456
Interest expense, net	(9,232)	—	(9,232)	(9,731)	—	(9,731)
Equity in losses of investments	—	—	—	(3,469)	—	(3,469)
Other income (expense), net	98,381	(100,065)	(1,684)	74,592	(76,079)	(1,487)
Income tax expense	1,515	150	1,665	5,916	(357)	5,559
Net income (loss)	256	(96,880)	(96,624)	78,932	(75,722)	3,210
Net (income) loss attributable to noncontrolling interest	549	(172)	377	(1,765)	—	(1,765)
Net income (loss) attributable to ION	$805	$(97,052)	$(96,247)	$77,167	$(75,722)	$1,445
Net income (loss) per share:
Basic	$0.00		$(0.58)	$0.47		$0.01
Diluted	$0.00		$(0.58)	$0.47		$0.01
Weighted average number of common shares outstanding:
Basic	164,630		164,630	163,956		163,956
Diluted	164,651		164,630	164,243		164,243

(1)	Represents vacated facility charges related to the second quarter 2015.

(2)	Represents an additional partial reduction in the WesternGeco legal contingency in the second quarter 2015.

(3)	Represents a non-recurring gain on the sale of the Marine Source product line during the second quarter 2014.

(4)	In addition to notes (1) and (2), the six months ended June 30, 2015 includes severance and facility charges related to the first quarter 2015.

(5)	In addition to note (3), the six months ended June 30, 2014 includes a partial reduction in the WesternGeco legal contingency in the first quarter 2014.